EXHIBIT 23.1


          (6) CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     We consent to the incorporation by reference in Registration Statement Nos. 333-101197, 333-84326, 333-54138, 333-108278, 333-117677, 333-119197 and
333-130970 of our report dated June 8, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment), relating to the financial statements of Immtech Pharmaceuticals, Inc. and our report dated June 8, 2007, relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immtech Pharmaceuticals, Inc. for the year ended March 31, 2007.


/s/Deloitte & Touche LLP

Milwaukee, WI
June 8, 2007